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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Initial Registration Statement of the Separate Account SPVL of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 1, 2000, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated April 3, 2000, relating to the financial statements of the Separate Account SPVL of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 15, 2000